SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Res-Care, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10140 Linn Station Road
Louisville, Kentucky 40223
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 22, 2007
     Res-Care, Inc. (“ResCare”) will hold its annual meeting of shareholders at its new headquarters, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky 40223 at 10:00 a.m. (EDT), on Friday, June 22, 2007, for the following purposes:
1.	To elect two directors as Class III directors for a term of three years and until their respective successors are elected.

2.	To ratify the selection of KPMG LLP as ResCare’s independent auditors for the fiscal year ending December 31, 2007.

3.	To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.
     The board of directors has fixed the close of business on April 18, 2007 as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.
     We appreciate and welcome your participation in ResCare’s affairs. Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors

DAVID S. WASKEY
Secretary

RES-CARE, INC.
10140 Linn Station Road
Louisville, Kentucky 40223

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

Executive Compensation Committee Charter

i

2007 ANNUAL MEETING OF SHAREHOLDERS
General Information
     Date, Time and Place
     The annual meeting will be held at 10:00 a.m. (EDT), on Friday, June 22, 2007, at ResCare’s new headquarters, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky 40223, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. Your proxy is being solicited by the board of directors of ResCare. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and ResCare’s Annual Report for the fiscal year ended December 31, 2006 to ResCare’s shareholders on or about April 27, 2007.
     Record Date, Quorum, Vote Required
     Shareholders who owned ResCare common shares at the close of business on April 18, 2007 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 28,625,775 ResCare common shares and 48,095 ResCare Series A Convertible Preferred shares issued and outstanding. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors. Each holder of the preferred shares is entitled to vote that number of shares into which each preferred share can be converted, which currently is 100. In the election of directors, there is cumulative voting; that is, you are entitled to vote the number of shares you own multiplied by two, being the number of members of the board of directors to be elected at the meeting. You may cast all of your votes for one candidate or distribute your votes among two or more candidates. The preferred shares are represented on the board of directors by two directors who are elected solely by the preferred shareholders. The preferred shareholders are also entitled to vote for all other directors.
     There must be a quorum in order to hold a valid meeting. There will be a quorum at the annual meeting if holders of at least a majority of the outstanding shares entitled to vote at the meeting are present in person or by proxy. The two nominees for director who receive the most votes will be elected. The proposal to ratify the selection of KPMG LLP as independent auditors and all other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it at the annual meeting.
     The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Abstentions will have no effect on the election of directors. An abstention on the proposal to ratify the selection of the independent auditors will have no effect on whether that proposal is approved.
     If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter (a broker non-vote), the inspectors will not consider those shares as present and entitled to vote on that matter. Broker non-votes will have no effect on the election of directors or any other proposals.

     Voting and Revocation of Proxy
     If your proxy card is properly signed and returned to ResCare and is not revoked, the proxy holder will vote according to your instructions. If there are no specific instructions on the proxy card, your proxy holder will vote the shares represented:
▪	FOR the election of the people nominated as directors in this proxy statement;

▪	FOR the ratification of the selection of KPMG LLP as ResCare’s independent auditors for the current fiscal year; and

▪	In the proxy holder’s best judgment on such other matters that may properly come before the annual meeting.
     In addition, if any shareholder votes shares cumulatively in the election of directors or votes for a person other than the nominees named in this proxy statement or substitutes for those nominees, then the proxy holders will have the discretionary authority to vote your shares cumulatively and distribute the votes represented by proxy cards among the nominees listed in this proxy statement and any other nominees as the proxy holders, in their best judgment, determine.
     You may revoke your proxy at any time in one of three ways by:
▪	giving written notice of the revocation to the Secretary of ResCare;

▪	signing and delivering a proxy with a later date; or

▪	attending and voting in person at the annual meeting.
     Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy at the time of the revocation. Your presence at the annual meeting does not by itself revoke the proxy.
Ownership of Equity Securities
     The following table shows information about the beneficial ownership of ResCare common shares as of March 31, 2007 by:
▪	each person known to ResCare who beneficially owns more than 5 percent of the outstanding ResCare common shares or who has filed a Schedule 13G or 13D with the Securities and Exchange Commission (SEC) with respect to ResCare shares;

▪	each of ResCare’s directors and nominees for director;

▪	each of ResCare’s executive officers named in the Summary Compensation Table; and

▪	all directors and executive officers of ResCare as a group.
     Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares.

	Number of Shares
Name of Beneficial Owner (1)	Beneficially Owned (2)(3)		Percent of Total (2)
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Ronald G. Geary	460,850	(4)	1.6%
Ralph G. Gronefeld, Jr.	172,528	(5)	*
E. Halsey Sandford	47,225	(6)	*
Olivia F. Kirtley	47,287	(7)	*
Vincent F. Doran	49,667	(8)	*
Katherine W. Gilchrist	27,925	(9)	*
Paul G. Dunn	24,525	(10)	*
David W. Miles	20,971	(11)	*
Steven S. Reed	6,875	(6)	*
David Braddock, Ph.D.	8,425	(6)	*
Robert E. Hallagan	8,448	(6)	*
Robert M. Le Blanc	0	(12)	*
William E. Brock	2,000		*
All directors and executive officers as a group (13 persons)	876,726	(13)	3.1%

OTHER SECURITY HOLDERS WITH MORE THAN 5% OWNERSHIP
Onex Corporation	8,509,500	(14)	25.5%
FMR Corporation	3,423,427	(15)	12.0%
Dimensional Fund Advisors LP	1,501,227	(15)	5.3%
Bank of America Corporation	3,596,909	(15)	12.6%
Credit Suisse	1,679,295	(15)	5.9%
Amalgamated Gadget, L.P.	1,676,871	(16)	5.9%

*	Indicates less than 1 percent of outstanding common shares.

(1)	The addresses of the people ResCare knows beneficially own more than five percent of the outstanding common shares are as follows: FMR Corporation, 82 Devonshire Street, Boston, Massachusetts 02109; Onex Corporation, 161 Bay Street, Toronto, Ontario M5J 2S1 Canada; Bank of America Corporation, 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255; Dimensional Fund Advisors, 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401; Credit Suisse, Uetlibergstrasse 231, P. O. Box 900, CH8070, Zurich, Switzerland; Amalgamated Gadget, L.P., 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(2)	Each named person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group. The number of shares includes shares that would be issued when a person converts convertible securities, when a person or group exercises options (including employee stock options) or when a director terminates service pursuant to the Non-Employee Directors Deferred Stock Compensation Program.

(3)	Certain of our directors have deferred cash compensation under our Non-Employee Directors Deferred Stock Compensation Program. These deferred amounts will be paid out in shares of our common stock upon the director’s retirement or other termination of services with ResCare. The number of shares to which the directors would be entitled had their services with ResCare terminated as of February 28, 2007, is included in the table, as follows: Ms. Kirtley – 3,599 shares; Dr. Braddock – 1,485 shares; Mr. Hallagan – 1,505 shares. The directors have no voting or investment power as to these shares.

(4)	Includes 225,000 shares subject to options that are presently exercisable.

(5)	Includes 35,197 shares subject to options that are presently exercisable and 2,801 shares held by the Retirement Savings Plan over which Mr. Gronefeld has no voting power, but does have investment power. Also includes 700 shares held in Mrs. Gronefeld’s IRA over which Mr. Gronefeld holds neither voting nor investment power.

(6)	Includes 3,375 shares subject to options that are presently exercisable.

(7)	Includes 32,100 shares over which Ms. Kirtley shares voting and investment power with her husband. Also includes 600 shares in Dr. Kirtley’s retirement plan over which Ms. Kirtley has neither voting nor investment power and includes 3,375 shares subject to options that are presently exercisable.

(8)	Includes 10,380 shares subject to options that are presently exercisable, 2,500 held in an IRA and 1,000 shares over which Mr. Doran shares voting and investment power with his wife.

(9)	Includes 6,000 shares over which Ms. Gilchrist shares voting and investment power with her husband and 4,000 shares held in Mr. Gilchrist’s IRA over which Ms. Gilchrist holds no voting nor investment power.

(10)	Includes 3,300 shares over which Mr. Dunn shares voting and investment power with his wife.

(11)	Includes 10,000 shares subject to options that are presently exercisable.

(12)	Mr. Le Blanc is a managing director of Onex Corporation, which controls the Onex Affiliates that hold ResCare common and Series A Convertible Preferred Shares. These shares are shown as beneficially owned by Onex Corporation.

(13)	Includes 297,452 shares subject to options that are presently exercisable.

(14)	Represents shares owned by four affiliates of Onex Corporation: Onex Partners, LP, Onex American Holdings II LLC, Onex US Principals LP and ResCare Executive Investco LLC (referred to in this proxy as the Onex Affiliates). Includes 4,809,500 common shares issuable upon conversion of 48,095 Series A Convertible Preferred Shares. The information is based on the Schedule 13D filed with the SEC on June 29, 2004.

(15)	The information is based on the Schedule 13G filed by each holder with the SEC reflecting shares beneficially owned as of December 31, 2006.

(16)	The information is based on the Schedule 13G filed with the SEC reflecting shares beneficially owned as of January 9, 2007.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
     The board of directors is divided into three classes. Directors serve staggered three-year terms, and the term of one class of directors expires at each annual meeting. The board of directors proposes that the directors nominated below be elected or re-elected to the class and for the term as indicated below or until their successors have been elected.
Nominees
     Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the nominees named in the following table to the board of directors. If any of these people will not be available to serve as a director, the proxy holders will have the discretion to vote FOR a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders and to vote cumulatively if any shareholder should vote cumulatively. The board of directors is not aware of any other circumstances in which any of the following people would not be available to continue to serve as a director, if elected.
     Mr. Le Blanc and Mr. Gronefeld represent the holders of the preferred shares. As permitted under ResCare’s Articles of Incorporation, the preferred shareholders have elected Mr. Le Blanc and Mr. Gronefeld by unanimous written consent to the class and for the term as indicated below.

		Director
Name	Age	Since	Principal Occupation
Nominees
Class III – 2010
Ronald G. Geary	59	1990	Chairman of the Board of Res-Care, Inc., President and General
			Manager of Ellis Park Race Course, Inc.
Robert Le Blanc	40	2004	Managing Director of Onex Corporation
David Braddock	61	2004	Professor in Psychiatry, University of Colorado School of Medicine

Class II – 2009
Ralph G. Gronefeld, Jr.	47	2006	President and Chief Executive Officer of Res-Care, Inc.

Continuing Directors
Class I – 2008
Olivia F. Kirtley	56	1998	Business Consultant
Robert E. Hallagan	63	2004	Vice Chairman of Heidrick & Struggles
William E. Brock	76	2006	Founder and Chairman, The Brock Offices

Class II – 2009
Steven S. Reed	45	2003	Attorney, Reed Wicker, LLC
E. Halsey Sandford	73	1984	Retired
     Dr. David Braddock has served as a director of ResCare since 2004. Since 2001 he has been the Associate Vice President of the University of Colorado (CU) System, Executive Director of the Coleman Institute, and holder of the Coleman-Turner Chair in Cognitive Disability in the Department of Psychiatry in the School of Medicine at the CU Health Sciences Center. Dr. Braddock was at the

University of Illinois at Chicago (UIC) from 1979 to 2001 as Professor of Human Development and Public Health, as the founding head of the Department of Disability and Human Development and of its research institute, and as an associate dean. Prior to UIC, he held positions with the Council for Exceptional Children, the Secretary’s Committee on Mental Retardation in the U.S. Department of Health, Education and Welfare, and with state developmental disabilities agencies in Texas, Missouri and Illinois. He is a principal author of the bi-annual publication of the State of the States in Developmental Disabilities and is a director of the International Special Olympics.
     William E. Brock has served as a director since 2006. He is chairman of The Brock Offices, a firm specializing in international trade, investment and human resources which he founded in 1988. From 1985 to 1987, Mr. Brock served as the U.S. Secretary of Labor, and from 1981 to 1985, as the U.S. Trade Representative. He served as Chairman of the Republican National Committee from 1977 to 1981 and previously as a Member of the U.S. House of Representatives from 1963 to 1971 and as U.S. Senator for the State of Tennessee from 1971 to 1977. Mr. Brock serves as a Counselor and Trustee of the Center for Strategic and International Studies, and as a director of On Assignment, Inc., HealthExtra, Inc. and Strayer Education, Inc.
     Ronald G. Geary, an attorney and certified public accountant, has served as a director since 1990. Mr. Geary is President and General Manager of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky. He was President of ResCare from 1990 to 2006 and Chief Executive Officer from 1993 to 2006. He was elected Chairman of the Board in June 1998. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary retired as President and Chief Executive Officer of ResCare effective June 22, 2006. He will remain as Chairman of the Board until the 2008 annual shareholders meeting. Mr. Geary is a director of Ventas, Inc., a real estate investment trust.
     Ralph G. Gronefeld, Jr., a certified public accountant, has served as a director since November 2006 and as ResCare’s President and Chief Executive Officer, succeeding Ronald G. Geary, since June 2006. Since 2002 Mr. Gronefeld has served as President of the Community Services Group after serving as Executive Vice President-Operations of that division from 2001 and as ResCare’s Chief Financial Officer from 1998 until 2001. He previously served as Executive Vice President of Operations for the Division for Youth Services and Vice President responsible for ResCare’s Alternative Youth Services and Youthtrack subsidiaries. Mr. Gronefeld joined ResCare in June 1995 as Director of Internal Audit. From July 1995 through March 1996, he served as interim senior administrator for ResCare’s west region in its Division for Persons with Disabilities.
     Robert E. Hallagan has served as a director of ResCare since 2004. He has been Vice Chairman of Heidrick & Struggles, an executive search firm with over 1,300 search professionals in 57 offices, since 1997. From 1991 to 1997 he served as the firm’s President and Chief Executive Officer. Mr. Hallagan is co-founder and Chairman of the Center For Board Leadership, a joint venture with the National Association of Corporate Directors, of which he is also Chairman.
     Olivia F. Kirtley, a certified public accountant, has served as a director of ResCare since 1998. Ms. Kirtley is former Chairman of the Board of the American Institute of Certified Public Accountants (AICPA) and of the AICPA Board of Examiners. From 1991 to 2000, Ms. Kirtley served as Vice President and Chief Financial Officer of Vermont American Corporation, a leading manufacturer and marketer of power tool accessories. Ms. Kirtley is a director of Papa Johns International, Inc., an international pizza company, and US Bancorp, a financial services company.

     Robert M. Le Blanc has served as a director of ResCare since 2004. He is a Managing Director of Onex Corporation. Before joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years and for five years prior to that he worked with GE Capital in a variety of positions including corporate finance and corporate strategy. Mr. Le Blanc is the Lead Director of Magellan Health Services, Inc., a provider of behavioral healthcare services, and a director of Emergency Medical Services, Inc., Center for Diagnostic Imaging, Inc., Skilled Healthcare Group, Inc., First Berkshire Hathaway Life and Cypress Insurance.
     Steven S. Reed has served as a director of ResCare since 2003. Mr. Reed practices law at Reed Wicker, LLC, Louisville, Kentucky, where he is Managing Member. Mr. Reed was United States Attorney for the Western District of Kentucky from 1999 to 2001 and an Assistant U.S. Attorney for the same district from 1993 to 1999. Mr. Reed is a Past Chair of the Board of Trustees of the University of Kentucky, and has served as a Trustee since 1994.
     E. Halsey Sandford has been a director of ResCare since 1984 and served as ResCare’s Senior Executive from 1997 until March 2001 when he retired. From 1992 to 1997, Mr. Sandford served as Executive Vice President responsible for development for what was then ResCare’s Division for Persons with Disabilities.
     During 2006, there were eleven meetings of the board of directors. During this period, each director attended at least 75 percent of all meetings of the board of directors and of the committees on which he or she served during the year. The Board encourages all directors to attend the annual shareholders meeting and all directors attended the 2006 annual shareholders meeting.
     Executive Officers of ResCare
     The executive officers of ResCare are Ralph G. Gronefeld, Jr., whose experience is described above, Paul G. Dunn, Vincent F. Doran, Katherine W. Gilchrist, and David W. Miles.
     Mr. Dunn, age 41, has served as President of ResCare’s Arbor E&T operations, which provide development, training and placement for people with barriers to employment, since January 2006. Mr. Dunn served as ResCare’s Chief Development Officer from 1997 until 2006 and had responsibility for overseeing all of ResCare’s development activities and government relations. From 1999 to 2000, he also served as Executive Vice President for ResCare’s Alternative Youth Services and Youthtrack operations.
     Mr. Doran, age 56, has served as President of the Employment and Training Services Group since January 2002 after serving as President of the Division for Youth Services from August 2000 and as President, Job Corps Operations from 1997. Before joining ResCare, Mr. Doran was President for Job Corps Operations for Teledyne Economic Development, a product line of the Teledyne Controls business of Teledyne Industries, Inc., a publicly traded conglomerate where he had been employed in various capacities for twenty-five years.
     Ms. Gilchrist, age 54, a certified public accountant, has served as Senior Vice President and Treasurer since April, 2007. She also serves as ResCare’s Strategic Planning Officer and Senior Vice President of Accounts Receivable which had been her position since 2004. She joined ResCare as Vice President and Chief Financial Officer for the Division for Persons with Disabilities in 2001. From 1998 to 2001, she served as Vice President-Financial Operations for the East Region of American Medical Response, Inc. (a subsidiary of Laidlaw, Inc.), a national healthcare transportation services company.

     Mr. Miles, age 41, a certified public accountant, has served as Chief Financial Officer since 2005 and he served as Vice President, Controller from 2001 to 2006 with responsibility for overseeing all aspects of the accounting function including financial reporting and compliance with Sarbanes-Oxley regulations. He joined ResCare in March 1998 as Director of Financial Reporting. Prior to joining ResCare, Mr. Miles was with Ernst & Young LLP for ten years.
Independent Directors
     As required by the rules of The NASDAQ Stock Exchange, the board of directors has determined that Olivia F. Kirtley, Steven S. Reed, E. Halsey Sandford, Robert M. Le Blanc, David Braddock, Robert E. Hallagan and William E. Brock are independent directors as defined by its rules. In making its determination, the board complies with the NASDAQ corporate governance rules regarding director independence. The Board has determined that the relationships described in this proxy statement for Dr. Braddock, Ms. Kirtley and Messrs. Reed and Le Blanc are immaterial and do not affect the independence of these directors.
Committees of the Board of Directors
     The standing committees of ResCare’s board of directors are its audit committee, executive compensation committee, corporate governance and nominating committee, mergers and acquisitions committee and ethics and compliance committee. The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual shareholders meeting and until their respective successors are elected and qualified.
     Committee Membership
     The following chart shows the current committee membership, chairperson and the number of meetings held by each committee during 2006.

Corporate
		Executive	Governance &	Mergers &	Ethics &
Member	Audit	Compensation	Nominating	Acquisitions	Compliance
David Braddock			✓		C
William E. Brock	✓	✓
Ronald G. Geary					✓
Robert E. Hallagan	✓	C
Olivia F. Kirtley	C
Robert Le Blanc		✓	✓	✓
Steven S. Reed			C		✓
E. Halsey Sandford	✓			C
Ralph G. Gronefeld, Jr.				✓

Number of meetings during 2006	6	5	4	13	4

     Audit Committee
     The audit committee selects the auditing firm to be retained each year as independent auditors of ResCare’s financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews ResCare’s financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. It reviews and approves transactions as required by applicable rules and regulations. The audit committee is in the process of developing a formal process for review of related party transactions. It has established procedures for anonymous submission of complaints or concerns regarding accounting, internal financial controls and auditing matters and reviews and addresses any such submissions. For additional information, see the Report of the Audit Committee and the Audit Committee Charter which was filed with the Company’s 2005 proxy statement and is available on our website at www.rescare.com. Ms. Kirtley, Messrs. Sandford and Hallagan, and Sen. Brock serve on the audit committee, which Ms. Kirtley chairs. ResCare’s board of directors has determined that all of the members of the audit committee are “independent” within the meaning of the rules of The NASDAQ Stock Exchange and the rules of the Securities and Exchange Commission under the Sarbanes-Oxley Act and that all qualify as “audit committee financial experts” within the meaning of the SEC rules.
     Executive Compensation Committee
     The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to ResCare’s executive officers, reviews performance evaluations for the executive officers, and administers ResCare’s 2005 Omnibus Incentive Compensation Plan. A copy of the executive compensation committee charter is attached as Appendix A to this proxy statement and is posted on our website noted above. Compensation decisions for the executive officers are made by the executive compensation committee. Decisions regarding equity compensation of the other employees are made by ResCare’s Chief Executive Officer under authorization guidelines approved by the executive compensation committee. The committee engaged an outside human resources consulting firm to assist in identifying ResCare’s peer group and particularly in relation to negotiation of the terms of Mr. Gronefeld’s employment agreement as president and chief executive officer. Messrs. Hallagan and Le Blanc and Sen. Brock serve on the executive compensation committee, which Mr. Hallagan chairs, and all are independent non-employee directors within the meaning of the applicable rules of The NASDAQ Stock Exchange and the SEC.
     Corporate Governance and Nominating Committee
     The corporate governance and nominating committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to ResCare’s Articles of Incorporation and Bylaws. A copy of the charter of the corporate governance and nominating committee is available on ResCare’s website noted above. Messrs. Reed and Le Blanc and Dr. Braddock serve on the corporate governance and nominating committee, which Mr. Reed chairs, and all members are independent within the meaning of the rules of The NASDAQ Stock Exchange and the SEC.
     Mergers and Acquisitions Committee
     The mergers and acquisitions committee assists management in developing and implementing a strategic plan for ResCare’s acquisitions, strategic relationships, investments and growth activities and assists the board in reviewing, evaluating and approving such activities. Messrs. Sandford, Le Blanc and Gronefeld serve on the committee, which Mr. Sandford chairs.
     Ethics and Compliance Committee
     The ethics and compliance committee assists the board of directors in monitoring the effectiveness of ResCare’s corporate compliance program. Dr. Braddock and Messrs. Reed and Geary currently serve as members of the ethics and compliance committee, which Dr. Braddock chairs.
Nomination Policy
     In evaluating candidates for director, the corporate governance and nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and ResCare as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because from time to time the needs of the board and Company may change. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.
     Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of ResCare. In 2006 ResCare did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of ResCare’s bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee’s consideration should submit the candidate’s name and qualifications to the Company’s Secretary by fax to (502) 394-2281 or by mail to David S. Waskey, Secretary, ResCare, Inc., 10140 Linn Station Road, Louisville, Kentucky 40223.
Communications with the Board of Directors
     Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of ResCare’s Secretary at 10140 Linn Station Road, Louisville, Kentucky 40223, or by fax to (502) 394-2281. The corporate governance and nominating committee has approved procedures for handling correspondence received by ResCare and addressed to the board of directors, or an individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

     Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of ResCare’s compliance and internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters, which include an anonymous toll-free hotline at (866) 293-3863.
Corporate Governance Guidelines
     The board of directors has adopted corporate governance guidelines for ResCare. A copy of the guidelines is posted on ResCare’s website noted above.
Certain Relationships and Related Transactions
     Mr. Reed and his law firm Reed Wicker, LLC provide legal services to ResCare. Payments for these services were approximately $110,000 for 2006.
     Dr. Braddock provides occasional consulting services to ResCare under the terms of a consultation agreement with an organization affiliated with the University of Colorado of which Dr. Braddock is a member. The payments to the organization are $24,000 annually of which Dr. Braddock receives a portion.
     Ms. Kirtley is chairman of the board of directors of Delta Dental Plan of Kentucky, a non-profit dental services insurance plan. Delta Dental owns a building in which ResCare leases a floor for offices for its Resource Center employees. The lease expires in 2007 and lease payments do not exceed 5% of Delta Dental’s or ResCare’s gross revenues. Ms. Kirtley was recently appointed to the board of directors of US Bancorp, which is a participant in the syndicate of lenders underwriting our credit facility, is custodian of our Retirement Saving Plan assets and administers our purchasing-card program.
     ResCare is party to a management services agreement with Onex Partners Manager, LP, an affiliate of Onex Partners LP under which Onex Partners Manager is retained to advise and assist ResCare’s management and board of directors from time to time on business and financial matters. Under the agreement, ResCare pays an annual management fee of $350,000, which did not exceed 5% of either ResCare’s or Onex Partners Manager’s consolidated gross revenues for fiscal 2006. The agreement will remain in effect until Onex Partners and its affiliates no longer hold at least 26,452 preferred ResCare shares. Mr. Le Blanc is managing director of Onex Partners Manager.
Compensation Discussion and Analysis
     Compensation Program Objectives
     ResCare’s business goal is to provide quality services to people with special needs, while at the same time enhancing long-term shareholder value. We believe that the compensation of our executives should reflect the value the company attributes to their skills, experience, loyalty to the company and adherence to its mission. The compensation should serve as an incentive for the executives to remain with the company and to strive to achieve goals and objectives that contribute to the quality of services we provide to the people we serve and to long-term shareholder value in the company. We believe that the compensation of our executives should also be structured with sensitivity to ResCare’s employees and to the people we serve.

     ResCare is a unique company in the health care industry because of the scope and variety of the services it provides. ResCare serves people with intellectual, cognitive, developmental or physical disabilities, mental illness, acquired brain injury, youth with emotional or behavioral challenges, adults with economic and other barriers to productive employment, and the elderly who need support services in order to remain in their own homes as long as possible. ResCare employees, particularly its direct care employees, work in industries that rely for the most part on government funding, which does not compensate such important work highly. Its executives, who have been with the company for many years, are knowledgeable about the business, strongly supportive of its mission and sought after by competitors and others interested in their talent. We feel strongly that we have a very talented group of executives and want to them to remain with ResCare.
     ResCare’s executive compensation program has been designed to support the objectives of promoting high quality service and strong operating and financial performance, while also taking into consideration ResCare’s mission and its employees and constituents. Specifically, our compensation program:
•	provides incentives and rewards that are based on individual, group and company-wide performance in achieving quality of service and financial goals as identified in ResCare’s strategic business plan;

•	provides compensation opportunities creating an environment that attracts and helps retain talented employees on a long-term basis; and

•	links the interests of executives with the long-term performance of the company and interests of shareholders by making equity-based awards a significant element of executive compensation through grants of restricted stock structured to vest over multi-year periods and which, in some cases, are also performance-based.
     Historically, we have used employment contracts with executive officers as well as other key employees to recruit and retain the high quality employees that we need and desire. The employment contracts are individually negotiated and approved by the executive compensation committee and provide the basis for the compensation package for the named executive officers. The contracts are described elsewhere in this proxy statement.
     We consider a number of factors in determining the levels of total compensation for our executives, including the executives’ roles and responsibilities in the company, their experience and expertise, compensation levels for peers within the company, compensation levels in the marketplace for people in similar positions and performance of the executive and the company as a whole. The executive compensation committee provides overall guidance for our executive compensation policies and determines the amounts and elements of the compensation packages for executives. The committee reviews the total package including all forms of compensation and benefits and the potential total future value of the compensation decisions made.
     In late 2004, ResCare’s Chairman and then-President and CEO Ronald Geary and its executive compensation committee developed new employment agreements and compensation packages for its executive officers including ResCare’s current CEO Ralph Gronefeld, then president of our largest group. The previous contracts for those officers dated from 2001. Since those 2001 contracts were executed, ResCare’s operations grew significantly from revenues of $885 million in 2001 to over $1 billion in 2005, the company embarked on an aggressive acquisition strategy, and experienced a decline and subsequent resurgence in its stock value. During this period, executives had foregone salary increases and accepted stock options in lieu of raises and paid time off, as had other management employees. Some had been contacted by other potential employers but remained with ResCare.
     In January 2005, the executive compensation committee engaged an independent compensation consultant, Pearl Meyer and Partners, to assist in developing new compensation packages for the executive officers. The executive compensation committee assessed competitive market compensation using a number of sources, the primary one of which was publicly available information reported by a peer group comprised of the twelve companies listed below:

Apria Healthcare Group	Pediatrix Medical Group, Inc.
Extendicare, Inc.	Province Healthcare Company
Genesis HealthCare Corporation	Renal Care Group, Inc.
Gentiva Health Services, Inc.	Select Medical Corporation
Lifepoint Hospitals, Inc.	Sun Healthcare Group, Inc.
Lincare Holdings, Inc.	Sunrise Senior Living, Inc.
     The executive compensation committee carefully considered the peer group, which includes long-term healthcare, home healthcare and specialized healthcare companies of similar revenue size, with an emphasis on multi-site healthcare service companies, similar to ResCare. For the executive officer positions other than the CEO, we also used general industry survey data of position-based compensation levels.
     The committee, with Pearl Meyers’ assistance, analyzed the compensation packages of ResCare’s executives compared with the peer group. At the time, our revenue ranked at the 50th percentile of the peer group and our net income and operating income ranked at the 43rd and 55th percentiles respectively. Our executive officers, however, including our president and CEO, were in the 20th percentile of the peer group for total compensation. In addition to its comparison with the peer group, the consultant and the committee also considered the following factors in arriving at the level of salary and other compensation:
•	the unique nature of ResCare’s business within the peer group, as described above;

•	the complexity of the business and its highly regulated nature. ResCare operates in 36 states, Washington, DC, Canada and Puerto Rico. Its Job Corps operations are subject to United States Department of Labor requirements and federal government contract regulation, its workforce development operations are subject to federal and local regulations and criteria and the community services operate in 28 states, each of which has its own reimbursement system and regulations. The people ResCare serves are some of the most vulnerable and regulations concerning their care are extensive. States operate on annual budgets which affect the reimbursement environment in which ResCare operates. ResCare’s executives must understand the complexities of the various systems and be able to manage operations within them;

•	the special needs of the people we serve. As described above, ResCare serves people with many different special needs including those with developmental disabilities, those in disadvantaged backgrounds, the elderly, and people seeking assistance with barriers to employment. These are vulnerable populations who are served by dedicated employees and the company is sensitive to compensation of the company’s executives in relation to the living situations of the people it serves and the compensation of the people providing those services;

•	wage freezes over the past three to four years for many ResCare operations;

•	the length of service of the executives. The executives have all been with the company for several years and have experienced growth, decline and renewed growth. Their skills and experience had contributed greatly to the renewed growth and the company wanted to retain their skills to continue the momentum and reward their loyalty and service; and

•	the executives’ understanding of and commitment to the company. As described above, the executives have been with the company for significant lengths of time and have acquired an understanding of its operations and the complexities of its business. They have also demonstrated their commitment to the company during more difficult times and should be rewarded for that loyalty.
     The executive compensation committee, with the consultant’s assistance and in consultation with, and considering the recommendations of, Ronald Geary, then ResCare’s Chief Executive Officer, developed new compensation packages for the executive officers (excluding Mr. Geary) to bring their compensation closer to the median of the designated peer group and to provide incentives for them to remain with the company to continue its momentum and growth. It was important to develop compensation packages that would reward the executives for their hard work and serve as incentives for them to remain with the company. We believed, again given the unique nature of ResCare’s business, as described elsewhere in this section, its social services mission, funding sources and its clients and employees, that it was appropriate to try to achieve a compensation level in the mid-range of the peer group rather than being a market leader in compensation. We do not want our executives’ compensation to be excessively disproportionate to the compensation of people in our operations, especially those who provide the direct services to the people we serve.
Components of Executive Compensation
     The three primary components of ResCare’s executive compensation are base salary, annual cash incentive and long-term incentive opportunity in the form of performance-based and service-based restricted stock awards. ResCare also contributes to the retirement savings plan for the executives at the same rate as for other employees, up to the limit permitted by law for highly compensated employees. We provided automobile allowances for executives whose operations permit reimbursement for such expense and we reimburse Mr. Gronefeld and Mr. Geary for the expenses of an annual physical to the extent not covered by insurance. The employment contracts also provide for additional benefits that do not involve material cost but which we also describe elsewhere in this proxy statement. ResCare does not provide material perquisites to its executive officers.
     Under the executives’ employment agreements which are discussed later in this proxy statement, base salary comprises approximately half of the total compensation (except for Mr. Gronefeld); incentive compensation that is based on attaining service or quality and financial performance goals, and service- and performance-based restricted stock awards comprises the remaining portion. The compensation under these packages increases reasonably and rationally rather than quickly and in large intervals; salary increases are gradual, incentive compensation is based on annually established goals, and both service-based and performance-based restricted share awards vest over a period of years, which generally does not begin until the third year after the award. Components of the compensation packages are discussed below.

For 2006, the pay mix for each named executive officer was as follows:

		Annual Cash	Long Term Equity as
	Base Salary as % of	Incentives as % of	% of Total
Executive	Total Compensation	Total Compensation	Compensation(1)	Other
Mr. Gronefeld	17.3%	16.9%	65.3%	0.5%
Mr. Miles	51.6%	42.9%	4.2%	1.3%
Mr. Doran	54.0%	27.0%	12.0%	7.0%
Mr. Dunn	41.1%	34.9%	7.6%	16.4%
Ms. Gilchrist	51.6%	35.4%	10.9%	2.1%

(1) Includes grant date values of restricted stock awards made in 2006.
     Base Salaries
     The base salaries of ResCare’s named executive officers were established through negotiation of their employment agreements that are described below and were determined taking into consideration the factors that we have discussed above. They are subject to annual increases equal to the greater of 5 percent or cost-of-living increases based on a common government index. However, Mr. Gronefeld’s salary does not increase if ResCare’s net income as it is defined in his employment agreement does not equal at least 90 percent of the annual net income target established by the board of directors. Net income is calculated in accordance with generally accepted accounting principles excluding extraordinary non-cash or non-recurring non-cash charges or losses and other items the executive compensation committee determines are appropriate. For 2006 for Mr. Gronefeld, net income also excluded losses attributed to ceasing operations in Washington, D.C. and New Mexico, which were underway when Mr. Gronefeld’s agreement was executed, and any charge for the restricted shares awarded to Mr. Gronefeld under his agreement. The company net income target for 2006 was $40.3 million for Mr. Gronefeld.
     Base salaries are designed to be market competitive, although not market leaders. With the exception of our current CEO and CFO, the base salaries under the new contracts increased between 5.5 percent and 8 percent over the salaries immediately before the new contracts. The base salaries for our current CEO Ralph Gronefeld, who was responsible for our largest group before his promotion, and our current CFO David Miles increased 10 and 26 percent respectively. Mr. Gronefeld’s increase was based on the factors we discussed above and our strong desire to retain his expertise and experience as well as on his added responsibilities and was effectively the acceleration of the increase for 2007 that was provided in his 2005 employment agreement. He was being aggressively recruited by other companies and we did not want to lose him during this transition of leadership and at this stage of the company’s growth. Mr. Miles’ increase was a result primarily of his promotion to the position of CFO and the significant additional responsibilities he assumed in the new position. We believed that these increases were appropriate based on the added responsibilities of these officers and the objectives of our compensation program discussed elsewhere in this section.
     Non-Equity Incentive Compensation
     The annual non-equity or cash incentive compensation is designed to support the company’s strategic business plan and to reward achievement of individual, group, and company-wide quality of service, operational and financial goals. The executive compensation committee annually establishes financial and non-financial performance measures with threshold and maximum performance targets for our named executive officers, in consultation with the CEO. We believe that the executives should not be rewarded with incentive compensation unless the company is performing well; therefore, before any cash incentive can be awarded, ResCare’s performance must meet or exceed 90 percent of either the net income target or earnings target established by the board of directors for the applicable year. The board of directors and management generally set the net income and earnings targets at levels that are achievable but challenging for the company to attain. For 2006, the net income target was $40.3 million and the earnings target which was expressed as earnings before interest, taxes, depreciation and amortization (EBITDA) was $97.6 million. The actual 2006 net income as adjusted by the executive compensation committee was $42 million and actual EBITDA was $100.1 million. Individual and division performance goals are based on factors that are within the executive’s area of responsibility, are critical to achievement of ResCare’s strategic plan for a given year and are challenges for the executives to achieve. For the executives’ goals for 2006, company performance was weighted equally with individual and group performance measures combined.
     For example, Mr. Miles’ individual and department goals relate to his increased level of responsibility as CFO and serve to enhance his thorough familiarity with and understanding of the company’s operations and the operations of the financial functions for which he has responsibility. The specific 2006 goals related to transfer of the controller responsibilities (12.5%), enhancing operational knowledge and building relationships with operations management (12.5%), investor relations activities (12.5%) and performance in the area of Sarbanes-Oxley internal control over financial reporting (12.5%). Mr. Doran’s 2006 department goals relate to the effective integration of the acquired ACS operation (30%) and to the financial performance of the group for which he is responsible based on pro forma financial operating projections (20%). The Job Corps operations, which comprise a large portion of Mr. Doran’s group, are measured by U.S. Department of Labor performance standards and their financial performance is directly tied to their performance under those standards. Mr. Gronefeld’s performance goals relate to performance of the Community Services Group (CSG) under its Best In Class quality measurement tool (35%), quality performance measures for the Job Corps operations (7.5%) and quality performance measures under contracts for the Arbor workforce operations (7.5%). Because we intend the earnings targets for the company and the group and individual goals to be challenging, the maximum incentive award opportunity is 100 percent of the executive’s base salary.
     Equity-based Incentive Compensation
     ResCare’s equity-based incentive compensation has historically been in the form of stock options. We determined, after consultation with our compensation consultant Pearl Meyer, that use of restricted stock would better serve our purposes of promoting employee retention and linking executives’ interests more closely with those of our shareholders and ResCare’s long-term performance. In addition, ResCare’s adoption of recent accounting standards for share-based compensation made the grant of stock options less attractive to the company because of the impact on the company’s financial statements. The accounting for stock options also results in volatility of earnings calculations each quarter and increases the administrative burden for the company. The value of restricted stock is measured at the time of the grant only, which simplifies the accounting and provides a more consistent calculation of financial impact. We believe that restricted stock that vests over longer periods of time, as the awards to our executives do, also tends to promote the kind of longer-term planning and strategies for the company that we believe serve as a greater incentive for retention of the valuable employee. The restricted stock awards for the executives are based on their employment agreements. The awards for the executives, except for Mr. Gronefeld, require satisfaction of both service-based and performance-based criteria, with the larger percentage being performance-based as discussed in the descriptions of the employment agreements in this proxy statement. The restricted stock awards for Mr. Gronefeld all require satisfaction of performance-based criteria as we discuss later in this section.
     Section 162(m) of the Internal Revenue Code (the “Code”) as amended provides generally that the compensation paid by publicly-held companies to the chief executive officer and the four most highly paid senior executive officers in excess of $1 million per executive will be deductible by ResCare only if paid pursuant to a qualifying performance-based compensation plan approved by ResCare shareholders. The 2005 Omnibus Incentive Compensation Plan includes performance criteria intended to have certain awards qualify as performance-based compensation for purposes of Section 162(m). Performance-based awards reduce the income tax payable by the company despite their resulting in more compensation expense, a non-cash item. While the company intends for compensation in excess of $1 million to fall generally within this exception, the executive compensation committee wants to maximize the effectiveness of ResCare’s executive compensation plans and in that regard, the committee intends to maintain flexibility to take actions that may not fall within the exception if the committee deems them to be in the best interests of the company and its shareholders. In 2006, the annual incentive compensation and performance-based restricted stock awards qualified for the exception.
     Timing of Equity Grants
     Restricted stock awards, including those to our executive officers, have been made on fixed dates under employment agreements with management employees within limits of authority given by the executive compensation committee to Mr. Gronefeld or on the date the committee approves a grant if it is not within the authority limits. We generally have and do execute employment agreements with management employees in large groups as their previous employment agreements expire or as they are initially hired by the company. In general, the vesting dates are uniform among the awards. In the past, stock option grants have been awarded at one of two times. Options have been awarded on fixed dates specified in employment agreements within authorization limits given by the executive compensation committee to then-President and CEO Ronald Geary or to groups of employees at various levels of responsibility toward the beginning of a calendar year at a regularly scheduled meeting of the board of directors. There has not been and is not any relationship between the timing of awards and our release of material non-public information.
     Change of Control and Severance Provisions
     The employment agreements with our executives include a change of control provision which would accelerate the vesting of any restricted share awards if there is a change of control of the company as that term is defined in our 2005 Omnibus Incentive Compensation Plan, adopted by ResCare’s shareholders in June 2005. Vesting of restricted stock awards also accelerates upon the employee’s death or disability. The vesting acceleration provisions are also included in the form of restricted stock award agreement that we use for all employees who receive restricted stock awards and are not exclusive to the executive officers.
     In addition, the executives’ employment agreements provide that if an executive’s employment is terminated without cause or if the employment agreement is not extended by the company, the executive’s base salary will continue for a period of between twelve and twenty-four months. ResCare has employment agreements with many of its management employees throughout the company and all the agreements contain a severance provision under which the employee receives base salary from three to six months after termination, similar to the severance for the executives. We believe it is appropriate to include these protections for our executives to further our objectives of retaining key executives and we concluded that the severance provisions were reasonable to help assure the executives that they would be treated fairly in the event of a tender offer, takeover bid or change of control. Particularly in the case of a change of control, the executive officers could be at risk if a new owner would make significant changes in the direction of the company to which these executives are committed, toward which they have been working and on which their performance is based. We do not believe these severance provisions are excessive and are fair to our executives. The change of control and severance provisions are described more fully in the discussion of employment agreements following the Summary Compensation Table and in the table entitled Potential Payments Upon Termination or Change in Control below.
     Chairman of the Board and Former Chief Executive Officer Compensation
     While we describe the employment agreements with our executives elsewhere in this proxy statement, we believe the agreement with our chairman and former president and CEO and the new agreement with our current CEO warrants some additional discussion here. During 2005, the executive compensation committee reviewed the compensation package for Mr. Geary, then ResCare’s president and CEO. His contract in effect at that time had been executed in 1995 and had not been updated since that time. Under Mr. Geary’s leadership, ResCare had grown from a company with $65 million in revenue to $1.3 billion in revenue and from serving approximately 2,000 people to serving over 35,000 people. In light of ResCare’s exceptional growth and performance under Mr. Geary’s guidance and in an effort to retain his services, we increased his base salary and restructured his compensation. In late 2005, during the negotiations of Mr. Geary’s employment agreement, as an incentive to retain his service, the executive compensation committee also determined to award the automatic option grants of 112,500 ResCare shares for February 2006 and 2007, each of the remaining two years of his then-current employment agreement, effective December 30, 2005. In April 2006, Mr. Geary announced that he would retire effective June 22, 2006 and, based on the factors that were considered for the other executive officers and that are discussed above, the committee increased his salary from $360,000 to $475,000 for the nine months from October 2005 through June 2006, seven months of which were retroactive. His maximum cash incentive compensation was also increased from 50 percent, under his then-current agreement, to 100 percent of base salary.
     When Mr. Geary announced his retirement from ResCare, he agreed to remain as Chairman of the Board of Directors through the 2007 annual meeting with responsibility for the management, development and effective performance of the board of directors, to be a resource to Mr. Gronefeld in his new position as President and CEO and to provide continuity and stability to the company and to the investor community. As stated above, the factors that we considered in increasing the salaries and providing the new employment agreements for the senior executives are also factors we considered in determining compensation to Mr. Geary in his new role. Mr. Geary had a number of new opportunities available to him and as an incentive for him to remain on our board and to advise Mr. Gronefeld and partially in lieu of any restricted stock award, which is an automatic award to our non-employee directors, the executive compensation committee determined that the amount of $950,000 for the annual compensation for the year period Mr. Geary agreed to remain on the board of directors as chairman was appropriate given the importance of the continuity in the transition after his retirement.

     In February 2007, the corporate governance and nominating committee discussed with Mr. Geary extending his service as chairman for an additional year. After additional discussion with the independent members of the board of directors, Mr. Geary has agreed to remain as chairman with the same duties he currently performs until the 2008 annual meeting. The board of directors approved the extension of his agreement as chairman at the same compensation of $950,000 based on the same considerations discussed above.
     Chief Executive Officer’s Compensation
     When Mr. Gronefeld assumed the position of president and CEO of ResCare in June 2006, the executive compensation committee negotiated a new employment agreement with him. His base salary was increased by 10 percent from $362,500 to $400,000 due to the new and increased responsibilities he assumed in that position. The salary increase was in part an acceleration of a salary increase for 2007 that was included in his 2005 employment agreement as president of our Community Services Group (CSG). His incentive compensation has the same structure as in his prior employment contract, and the agreements of the other executives described below, except that the quality performance goals changed from criteria applicable only to CSG to performance criteria for all three major segments of ResCare’s business: CSG, Job Corps and Arbor. The new agreement also provides for two awards of restricted stock if certain financial performance targets are met. The executive compensation committee and Mr. Gronefeld agreed to a company net income target of $19.5 million for the twelve-month period ending June 30, 2007 and if the target is met, Mr. Gronefeld will be awarded 300,000 shares of restricted stock which would vest in 20 percent increments with the first increment to vest immediately upon the award and the rest to vest on January 1 of each subsequent year beginning January 1, 2008. The net income target excludes items to which the committee agreed and which are described further in the description of employment agreements below. This award has both performance-based and service-based characteristics. It depends on the company achieving a net income target that we expect to achieve but are not certain to achieve because of normal business uncertainties and because of the unique nature of our business, and its vesting is extended over four years as an incentive for Mr. Gronefeld to remain with the company for at least that period of time. In addition, upon the execution of the employment agreement, Mr. Gronefeld was awarded 100,000 shares of restricted stock that vest in their entirety if a second net income target for any calendar year is achieved. This second award is solely performance-based and this net income target is substantially greater than the net income ResCare reported in 2006 and is considered to be a very challenging target to achieve.
     The executive compensation committee consulted with its compensation consultant Pearl Meyer and outside counsel, and we consulted with outside tax counsel, securities counsel and corporate counsel in reviewing the restricted stock awards to Mr. Gronefeld and their qualification as performance-based awards under IRC 162(m). The committee reviewed Mr. Gronefeld’s total compensation package, including the effect of the restricted stock awards on the company’s financial statements, with the full board of directors, which approved the package.

Executive Compensation Committee Report
     The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee

Robert E. Hallagan, Chair
William E. Brock
Robert M. Le Blanc

Executive Compensation
Summary Compensation Table
     The following table provides information concerning compensation awarded to or earned by the executive officers of ResCare for the year ended December 31, 2006.

				Non-Equity
Name and			Stock	Incentive Plan	All Other
Principal		Salary	Awards	Compensation	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Ralph G. Gronefeld, Jr.,	2006	$379,796	$1,431,051	$370,000	$12,168	$2,193,015
President and Chief
Executive Officer(4)
Ronald G. Geary, Chairman of	2006	265,694	0	0	56,685	322,379
the Board, President and
CEO (4)
David W. Miles, Chief	2006	241,690	19,722	200,737	6,174	468,323
Financial Officer
Vincent F. Doran,	2006	309,994	68,896	155,000	40,495	574,385
President – Education and Training
Services Group
Paul G. Dunn, President –	2006	249,667	45,931	212,500	99,957	608,055
Arbor E&T
Katherine W. Gilchrist,	2006	217,144	45,931	149,183	8,999	421,257
Senior Vice President of
Accounts Receivable

(1)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards made pursuant to the 2005 Omnibus Incentive Compensation Plan and the executives’ employment agreements. Assumptions used in the calculations of these amounts are included in footnote 12 to ResCare’s audited financial statements for the fiscal year ended December 31, 2006 included in ResCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2007. The amount for Mr. Gronefeld includes $1,163,736 associated with the award of 300,000 restricted shares expected in July 2007, as described later in this proxy statement.

(2)	Non-equity incentive compensation paid to the executive officers is based on attainment of performance goals for the fiscal year ended December 31, 2006 approved by the executive compensation committee of the board of directors and as otherwise provided in their employment agreements. These amounts were determined by the executive compensation committee at its February 28, 2007 meeting and paid out shortly thereafter.

(3)	All Other Compensation represents matching contributions allocated by ResCare to the Retirement Savings Plan for each executive officer; buybacks of paid time off for Mr. Geary ($32,675) and Mr. Dunn ($26,442); automobile allowance for Mr. Doran ($26,400); reimbursement of moving expenses for Mr. Dunn ($63,495); cost of annual physical not covered by health insurance, COBRA reimbursement, tax preparation fees and membership in local private business club for Mr. Geary.

(4)	Mr. Geary served as president and chief executive officer until June 22, 2006 and Mr. Gronefeld assumed those positions on that date. Compensation paid to Mr. Geary after his retirement for his service as chairman of the board of directors is shown in the Directors Compensation Table elsewhere in this proxy statement.

     The following table provides information about equity and non-equity awards granted to executive officers in 2006.
Grants of Plan-Based Awards Table

Name	Grant Date	Action	Estimated Future Payouts		Estimated Future Payouts	All Other	Grant Date
		Date(1)	Under Non-Equity		Payouts Under Equity	Stock	Fair Value of
			Incentive Plan Awards(2)(3)		Incentive Plan	Awards:	Stock Awards
					Awards(4)	Number of	($)
					Number of Shares (#)	Shares of Stock of Units (#)(6)
			Threshold ($)	Target ($)	Threshold (#)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Ralph G.	n/a		$73,800	$410,000
Gronefeld, Jr.	09/27/2006				100,000 (5)	0	$2,000,000
David W. Miles	n/a		48,175	240,875
	03/06/2006	03/02/2006			3,641	1,820	100,000
	12/31/2006	03/02/2006			3,673	1,837	100,000
Vincent F.	n/a		79,487	317,950
Doran	12/31/2006	08/02/2005			5,509	2,755	150,000
Paul G. Dunn	n/a		45,000	250,000
	12/31/2006	08/02/2005			3,673	1,837	100,000
Ronald G. Geary	n/a
	n/a		-0-	-0-	-0-	-0-	-0-
Katherine W.	n/a		44,512	222,560
Gilchrist	12/31/2006	08/02/2005			3,673	1,837	100,000

(1)	The action date is the date on which the executive compensation committee approved the terms of the executive’s employment agreement and the restricted stock awards are made pursuant to the terms of these agreements. Mr. Gronefeld’s grant date is the same as the action date.

(2)	There are no payments of non-equity incentive compensation unless the company meets or exceeds 90% of its annual EBITDA or net income targets as established by the board of directors and under the executives’ employment agreements. Other criteria are described in the discussion of the executives’ employment agreements below.

(3)	The amounts shown in column (d) reflect the minimum payment to the executive once the threshold company EBITDA or net income criterion has been met. The target payout is also the maximum because the maximum cash incentive compensation is

100% of the executive’s base salary which is also the cash incentive compensation if the target criteria are met. Actual cash incentive compensation may be somewhere between the threshold and the target amounts.

(4)	Under the employment agreements, Messrs. Doran, Dunn and Miles and Ms. Gilchrist receive awards of restricted shares. Two-thirds of the awards are performance-based and vest in one-third increments beginning on March 15 immediately following each of the third, fourth and fifth anniversaries of the awards but only if the sum of the company’s actual EBITDA for the three calendar years immediately preceding the date the vesting is tested equals or exceeds 90 percent of the sum of the company’s annual EBITDA targets for the same three calendar years. Therefore, the award vests only if the threshold target is met and the threshold, target and maximum number are the same.

(5)	If the company’s net income, as defined in Mr. Gronefeld’s employment agreement, in any calendar year during the initial term of his employment agreement, equals or exceeds a company net income threshold that the executive compensation committee and Mr. Gronefeld agreed upon, all of the shares vest at the time the committee certifies that the threshold has been met and the company’s earnings for that calendar year are published.

(6)	Of the restricted share awards under the employment agreements, one-third is service-based and vest in one-third increments on the third, fourth and fifth anniversaries of the award provided the executive is still employed by ResCare.
Employment Agreements
     On April 24, 2006, ResCare entered into an agreement with Mr. Geary that was approved by all of the independent directors setting forth the terms on which he would serve a one-year term as chairman of the board following his retirement as president and chief executive officer effective June 22, 2006. On February 28, 2007, all of the independent directors approved an extension of the agreement until the 2008 annual meeting.
     As chairman of the board, Mr. Geary is responsible for leading the board of directors, including preparing for and conducting board meetings, the development and effective performance of the board of directors, participation in strategic planning and facilitating communication between the board and management. He also serves in an advisory capacity to the president and chief executive officer concerning the interests and management of the company, assists with the company’s external relationships, and carries out special assignments in collaboration with the chief executive officer, management or the board of directors.
     Under the April 2006 agreement, Mr. Geary receives $950,000, payable in quarterly installments in advance beginning July 1, 2006, for serving a one-year term as chairman of the board. Mr. Geary has the use of his current office and executive assistant at the ResCare Resource Center and full access to all communication and office systems and equipment at the Resource Center. The computer equipment and furniture in Mr. Geary’s home office at the time of his retirement, valued at $4,213, were conveyed to him at no charge and ResCare reimburses Mr. Geary for expenses incurred in the use of the equipment in his home office. ResCare will reimburse Mr. Geary for premiums paid for family health insurance coverage in ResCare’s health insurance plan under COBRA and, upon expiration of COBRA, premiums for coverage under the company’s plan, up to the total cost of such coverage as offered to executive employees of ResCare, or otherwise until Mr. Geary qualifies for coverage under Medicare, estimated to be approximately $3,817 per year. ResCare will also reimburse Mr. Geary for legal fees up to $15,000, and for professional dues, professional license fees, reasonable legal and accounting fees for tax planning, and reasonable expenses not covered by insurance for Mr. Geary’s annual physical for as long as he serves as chairman of the board.
Employment agreements with other named executives:
     On August 3, 2005, ResCare entered into new employment agreements with four of the executive officers: Vincent F. Doran, Paul G. Dunn, Katherine W. Gilchrist and Ralph G. Gronefeld (the “executive officers”). On March 6, 2006, ResCare entered into a new employment agreement with David W. Miles, chief financial officer and effective July 1, 2006, we entered into a new employment agreement with Mr. Gronefeld upon his promotion to President and CEO. The agreements are substantially similar to each other, and were approved by the executive compensation committee of the board of directors (the “committee”). Mr. Gronefeld’s agreement was also approved by the independent members of the board of directors.
     Term. The agreements for Messrs. Doran and Dunn and Ms. Gilchrist are for terms expiring on December 31, 2007. Mr. Miles’ agreement expires on December 31, 2008 and Mr. Gronefeld’s expires on December 31, 2011. There is additional discussion of Mr. Gronefeld’s agreement in the Compensation Discussion and Analysis above. Four of the agreements may be renewed for successive one-year terms at the company’s option with the executive officer’s consent; Mr. Dunn’s agreement renews automatically unless terminated in accordance with its terms.
     Base Salary. Initial base salaries under the agreements are:
•	$300,000 for Mr. Doran, subject to annual increases equal to the consumer price index for “All Urban Consumers, All Items”;

•	$233,000 for Mr. Dunn, which increased to $250,000 effective January 1, 2006;

•	$210,000 for Ms. Gilchrist, subject to annual increases equal to the consumer price index for “All Urban Consumers, All Items”;

•	$400,000 for Mr. Gronefeld, which increases by the greater of five percent or the increase in the consumer price index for “All Urban Consumers, All Items”. The Company may suspend the salary increase if the company’s net income as defined in the agreement for the immediately previous year does not equal at least 90% of the annual net income target as defined in the agreement.

•	$235,000 for Mr. Miles, subject to annual increases equal to the consumer price index for “All Urban Consumers, All Items.”
     Cash Incentive Compensation. Each of the executive officers except Mr. Gronefeld is eligible to receive annual cash incentive compensation based upon the attainment of company and individual performance criteria. Mr. Gronefeld’s cash incentive compensation is based on the company attaining certain financial and quality performance criteria. For 2006, before any of the executive officers can earn cash incentive compensation, ResCare must meet or exceed 90% of its annual EBITDA target or, for Mr. Gronefeld, 90% of the net income target. In each case, actual EBITDA or net income may be increased by extraordinary charges or losses and other appropriate additions as determined by the executive compensation committee. These EBITDA or net income levels are considered the EBITDA or net income thresholds. For 2007 and following, the threshold and target for Mr. Miles and Ms. Gilchrist will also be measured by net income rather than EBITDA.
     For each executive officer’s cash incentive compensation, except Mr. Gronefeld, the company component is measured against a range between the annual EBITDA target set by the board and the EBITDA threshold that must be met for any bonus to be granted. This range is referred to as the incentive range. A percentage factor is applied to the maximum percentage for the company component to arrive at the actual company component for that year. For Mr. Doran and Ms. Gilchrist, the percentage factor is equal to 50% plus 50% multiplied by the difference between the company’s actual EBITDA performance and the established EBITDA threshold divided by the incentive range. For Mr. Dunn, the percentage factor is equal to 60% plus 40% multiplied by the difference between the company’s actual EBITDA performance and the established EBITDA threshold divided by the incentive range. For Mr. Miles, the percentage factor is equal to the amount by which actual EBITDA performance exceeds the annual EBITDA threshold for that year divided by the incentive range. For 2007, and following years, Mr. Miles’ and Ms. Gilchrist’s performance will be measured against net income rather than EBITDA.
     Mr. Doran is eligible for cash incentive compensation of up to 100% of his base salary. In 2006, a maximum of 50% of the cash incentive compensation was based on the company’s EBITDA performance and a maximum of 50% was based on the performance of the employment and training services group and was divided between performance of the Arbor operations and performance of the entire group, both of which depend on achieving quality performance measures under the contracts for services with government agencies. For 2006, Mr. Doran was awarded cash incentive compensation equal to 50% for the company’s performance or $155,000 since the group goals were not met. For 2007, a maximum of 50% of the incentive compensation is based on the group performance and 50% is based on the company’s performance. The group goals include maintaining Job Corps quality measurements (7.5%), establishing a quality measure system for Arbor and meeting certain performance levels under it (7.5%), maintaining certain Job Corps contracts (5%), meeting budget expectations (22.5%), and the group’s accounts receivable targets (7.5%).
     Mr. Dunn was eligible for cash incentive compensation of up to 100% of his base salary for 2006. For 2006 a maximum of 50% of the incentive compensation was based on the company’s EBITDA performance and a maximum of 50% was based on Arbor performance criteria. The Arbor criteria were: Arbor West ACS operations’ EBITDA performance (20%), which depends on achieving quality performance measures; day sales outstanding for Arbor West (7.5%); Arbor youth operations growth (7.5%); and new contracts (15%). For 2006, Mr. Dunn was awarded cash incentive compensation equal to 50% for the company’s performance and 35% for meeting some of the Arbor goals or 85% of his base salary, or $212,500. For 2007, 50% of Mr. Dunn’s cash incentive compensation is based on the company’s EBITDA performance. His operations goals are based on establishing a quality measurement system for Arbor and perform at a level of at least 90% under that system (5%); meeting state contract performance criteria (5%); retention of a major contract (10%); achieving budgeted revenue (7.5%); meeting Arbor day sales outstanding (DSO) targets (7.5%) and budgeted Arbor contribution (15%).
     Ms. Gilchrist is eligible for cash incentive compensation of up to 100% of her base salary. For 2006, a maximum of 50% was based on the company’s EBITDA performance and a maximum of 50% was based on four categories each weighted equally: accounts receivable DSO for the community services group (12.5%); DSO for the employment and training services group (12.5%); implementation of the scheduling system for periodic services (12.5%); and implementation of the contract management system for Arbor contracts (12.5%). For 2006, Ms. Gilchrist was awarded incentive compensation equal to 50% for the company’s performance and 19% for individual performance, or $149,183. For 2007, 50% of Ms. Gilchrist’s cash incentive compensation will be based on the company’s net income performance. Her individual goals are based on achieving community services group DSO targets (10%); and employment and training services group DSO targets (10%); attaining accounts receivable (5%) and systems (5%) department budgets; and implementation of the Arbor contract management system (7.5%) and periodic services scheduling system (12.5%).
     Mr. Miles is eligible for cash incentive compensation of up to 100% of his base salary. In 2006, a maximum of 50% of the cash incentive compensation was based on the company’s EBITDA performance and a maximum of 50% was based on the department performance. The department percentage was based on criteria in four categories, each weighted equally: controller succession; operational knowledge and relationship building; investor relations; and Sarbanes-Oxley internal financial reporting controls. For 2006, Mr. Miles earned incentive compensation equal to 50% for the company’s performance and 35% for the department performance or $200,737. For each calendar year following 2007, the committee will establish the maximum percentages for the two components between 40% and 60% for the department’s performance and between 40% and 60% for the company’s with a total always to be equal to 100% and the committee will determine the performance criteria. For 2007, a maximum of 50% of the cash incentive compensation is based on the company’s net income performance. Mr. Miles’ department goals are based on managing department budget within targeted levels (10%); improving customer satisfaction levels (10%); attaining company audit objectives (10%); attaining Sarbanes-Oxley compliance objectives (10%); and improving process management (10%).
     For Mr. Gronefeld’s cash incentive compensation, the financial performance component will be measured against a range between the annual net income target set by the board and the net income threshold that must be met for any incentive compensation to be granted. This range is referred to as the incentive range. A percentage factor will be applied to the maximum percentage for the financial performance component to arrive at the actual financial performance component for that year. The percentage factor is equal to 60% plus 40% multiplied by the difference between the company’s actual net income performance and the established net income threshold divided by the incentive range. In addition, in the case of Mr. Gronefeld for the year 2006, calculation of the company net income is also adjusted, net of related income tax benefits, for losses in 2006 associated with cessation of operations in Washington, D.C. and New Mexico since these had been or were in the process of being completed when his employment agreement was signed, and charge or expenses in 2006 for the awards of restricted shares to Mr. Gronefeld under his employment agreement as described elsewhere in this section.
     Mr. Gronefeld is eligible for cash incentive compensation of up to 100% of his base salary. In 2006 and 2007, a maximum of 50% of the incentive compensation was based on the company’s financial performance and a maximum of 50% was based on the quality performance measures for the company. For 2008 and the years following, the executive compensation committee will establish the maximum percentages for the two components with between 30% and 70% for the financial performance and between 30% and 70% for the quality performance with a total always to be equal to 100%. For 2006, the quality performance percentage was based on criteria in three categories: average Best in Class (the community services group quality measure system) score of 90% or better (35%); Job Corps center ratings of 90% or better (7.5%); and average program performance reports of 90% or better for Arbor operations (7.5%). For 2006, Mr. Gronefeld was awarded cash incentive compensation equal to 50% for the company’s performance and 42.5% for the quality performance, or $370,000. For 2007, a maximum of 50% of Mr. Gronefeld’s cash incentive compensation will be based on the company’s net income performance. His other criteria are based on the quality performance ratings for Job Corps centers of 90% or better (7.5%); average Arbor program performance ratings of 90% or better (7.5%); average Best in Class scores of 90% or better (35%). These are the same criteria and weightings as for 2006 because the executive compensation committee has determined that these criteria are the best to measure the company’s overall quality performance.
     Restricted Stock Awards. Upon the execution of Mr. Gronefeld’s 2005 agreement, ResCare awarded him 9,000 shares of restricted stock that vest in one-third increments on December 31, 2005, 2006 and 2007. He also received awards upon execution of the 2005 contract and on December 31, 2005 for a number of restricted shares equal to $200,000 in value. The number of shares is calculated by dividing the dollar amount by the closing price on the award date. These shares vest as described below.
     In addition, upon execution of his or her agreement and on December 31, 2005 (except for Mr. Miles), and on each December 31 during the term of the agreement, each of the other executive officers was awarded a number of shares equal to a stated dollar amount divided by the closing price on the award date, provided the executive officer continues to be employed by ResCare. The stated dollar amounts are:
•	$150,000 for Mr. Doran;

•	$100,000 for each of Mr. Dunn, Mr. Miles and Ms. Gilchrist.
     One-third of the restricted shares of each award is service-based, vesting in one-third increments annually beginning on the third anniversary of the award of the shares, as long as the executive officer continues to be employed on those dates.
     Two-thirds of each restricted share award is considered a performance award that will only vest if the sum of ResCare’s EBITDA performance for the three calendar years preceding the vesting date meets or exceeds 90% of the sum of the annual EBITDA target amounts established by the board of directors for the same previous three years (the “Trailing EBITDA Test”). The restricted shares will vest in one-third increments annually on March 15 immediately after the third, fourth and fifth anniversaries of the award of the shares.
     Under Mr. Gronefeld’s 2006 employment agreement, he was awarded 100,000 restricted shares that vest if ResCare meets a net income target set by the board and will award him 300,000 restricted shares if ResCare meets a net income target of $19.5 million for the twelve-month period ending June 30, 2007. These awards are described more fully in the Compensation Discussion and Analysis above.
     In case of an executive officer’s death, permanent disability or a “change of control” as defined in ResCare’s 2005 Omnibus Incentive Compensation Plan, all of the then-unvested restricted shares will vest immediately upon such occurrence for each of the executive officers.
     Termination. If the employment agreement is terminated without cause by the company, the executive officers, except for Mr. Gronefeld, are entitled to receive base salary for 12 months after termination. If Mr. Doran’s employment agreement is terminated without cause by ResCare within one year after a change of control, he is entitled to receive his full base salary for 15 months after termination. If Mr. Gronefeld’s employment is terminated by ResCare without cause or if Mr. Gronefeld terminates the agreement for good cause as defined in his agreement, he is entitled to receive twice his then-current full base salary payable in equal monthly installments from the date of termination until March 15 of the calendar year following termination. If, within two years after a change of control, Mr. Gronefeld’s employment agreement is terminated either by ResCare without cause or by Mr. Gronefeld for good cause as defined in his agreement, he is entitled to receive the greater of the unpaid amount of his then-current base salary or three times his then-current base salary.
     If the employment agreement is terminated because it expires and the company elects not to renew it, Mr. Doran and Ms. Gilchrist are entitled to receive base salary for 18 months after termination; Messrs. Dunn and Miles are entitled to receive base salary for 12 months after termination; and Mr. Gronefeld is entitled to receive twice his then-current base salary payable in equal monthly installments from the date of termination until March 15 of the calendar year immediately following the date of termination.
     If employment is terminated because of disability, each executive officer will continue to receive base salary until the earlier of the termination of the agreement or the commencement of disability benefits under the benefit plan. In addition, if the agreement terminates because of commencement of disability benefits and the disability benefits do not equal 100% of base salary, each of them will receive the difference between base salary and the disability payment until the agreement terminates due to disability as provided in the agreement.
     Restrictive covenants. Each executive officer agrees not to compete with ResCare during employment and for a stated period of time after termination of his or her employment: 12 months in the cases of Messrs. Doran, Dunn and Miles; 18 months in the case of Ms. Gilchrist and 24 months in the case of Mr. Gronefeld. The period is 18 months for Mr. Dunn if termination is due to expiration of his agreement. Each executive officer also agrees to maintain confidentiality of ResCare’s information and not to disparage ResCare or its employees.
     Other provisions. Mr. Doran receives an automobile allowance as allowed under federal regulations for Job Corps. ResCare also agreed to pay the portion of reasonable and customary costs of an annual executive physical at the Mayo Clinic or other comparable facility that are not paid by his health insurance for Mr. Gronefeld.
     The following table shows current holdings of stock options and restricted stock awards by the named executives. The vesting schedules for these awards are described in the footnotes. The market value of stock awards is based on the closing price of ResCare stock on December 29, 2006, the last business day of fiscal year 2006, which was $18.15. For shares that are performance-based, the market value assumes satisfaction of the criterion for vesting.
[Continued on Next Page]

     Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
									Equity
									Incentive
									Plan
									Awards:
								Equity	Market or
								Incentive Plan	Payout
								Awards:	Value of
	Number of				Number		Market	Number of	Unearned
	Securities	Number of			of Shares		Value of	Unearned	Shares,
	Underlying	Securities			or Units		Shares or	Shares, Units	Units or
	Unexercised	Underlying			of Stock		Units of	or Other	Other Rights
	Options	Unexercised	Option	Option	That Have		Stock That	Rights That	That Have
	(#)	Options (#)	Exercise	Expiration	Not		Have Not	Have Not	Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	($)
Ralph G. Gronefeld, Jr.	12,410		$3.03	03/28/2008	3,000		$54,450	100,000 (8)	$1,815,000
	22,787		3.07	04/23/2008	4,435	(2)	80,495
					8,881	(3)	161,190
					3,838	(4)	69,660
					7,676	(5)	139,319

Ronald G. Geary	225,000		17.37	12/30/2011

David W. Miles	4,820		6.50	08/27/2008	1,820	(4)	33,033
	6,667	3,333 (1)	12.27	04/01/2010	3,641	(5)	66,084
					1,837	(6)	33,342
					3,673	(7)	66,665

Vincent F. Doran	10,380		3.03	03/28/2008	3,329	(2)	60,421
					6,658	(3)	120,842
					2,879	(4)	52,254
					5,757	(5)	104,490
					2,755	(6)	50,003
					5,509	(7)	99,988

Paul G. Dunn					2,219	(2)	40,275
					4,439	(3)	80,568
					1,919	(4)	34,830
					3,838	(5)	69,660
					1,837	(6)	33,342
					3,673	(7)	66,665

Katherine W. Gilchrist					2,219	(2)	40,275
					4,439	(3)	80,568
					1,919	(4)	34,830
					3,838	(5)	69,660
					1,837	(6)	33,342
					3,673	(7)	66,665

(1)	The options vest on April 1, 2007.

(2)	The shares vest in one-third increments on December 31, 2007, 2008, 2009.

(3)	The shares vest in one-third increments on March 15, 2008, 2009, 2010 only if the EBITDA Trailing Test, as defined in the executives’ employment agreements, is met for each vesting date.

(4)	The shares vest in one-third increments on December 31, 2008, 2009, 2010.

(5)	The shares vest in one-third increments on March 15, 2009, 2010, 2011 if the EBITDA Trailing Test is met for each vesting date.

(6)	The shares vest in one-third increments on December 31, 2009, 2010, 2011.

(7)	The shares vest in one-third increments on March 15, 2010, 2011, 2012 if the EBITDA Trailing Test is met for each vesting date.

(8)	The shares vest in their entirety if the net income target established by the executive compensation committee for these shares is met.
     Option Exercises and Stock Vested
     The following table provides information about options exercised and vesting of stock awards held by named executive officers in 2006.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
	Acquired on	Exercise	Vesting	Vesting
	Exercise (#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Ralph G. Gronefeld, Jr.	0	0	3,000	$60,000
David W. Miles	5,000	$64,414	0	0
Vincent F. Doran	0	0	0	0
Paul G. Dunn	0	0	0	0
Katherine W. Gilchrist	0	0	0	0
Ronald G. Geary	484,615	$4,584,196(1)	0	0

(1)	Mr. Geary exercised options for a total of 484,615 shares between January and September 2006 in part pursuant to a written Rule 10b5-1 sales plan, an amendment to that plan and a prepaid forward transaction. The options that were exercised had exercise prices of $3.03 for 7,470 shares, $6.75 for 112,500 shares, $8.17 for 112,500 shares, $2.85 for 27,145 shares, $10.25 for 112,500 shares, $12.96 for 112,500 shares. The options were exercised on 44 different dates and the market price on the dates of exercise ranged from $17.86 to $21.16 and each exercise was reported on Form 4.
Potential Payments Upon Termination or Change-In-Control
     The following table provides information about payments or benefits to the named executive officers if the employment agreement is terminated or there is a change in control of the company. These amounts assume cash incentive compensation payment at 100% of targeted incentive compensation which equals 100% base salary and termination or a change in control on December 31, 2006. Any payments upon termination of employment or change in control are governed by the executives’ employment agreements and the stock option or restricted stock award agreements. If there is a change in control, all unvested restricted stock vests immediately and any outstanding stock options vest immediately.
     Under the restricted stock award and stock option award agreements, which are ResCare’s standard form agreements for employees awarded restricted stock or stock options, a change in control is defined in ResCare’s 2005 Omnibus Incentive Compensation Plan as (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, with certain exceptions, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 30% or more of the combined voting power of the company’s then outstanding capital stock; (ii) any merger, consolidation, share exchange, recapitalization or other transaction in which any person becomes the beneficial owner of 30% or more of the combined voting power of the company’s then outstanding capital stock; (iii) the persons who were directors immediately before a transaction shall cease to constitute a majority of the board of directors of the company or any successor to the company; (iv) disposition of the company pursuant to a partial or complete liquidation, sale of assets, or otherwise. Provided, however, that if the executive compensation committee believes an award will constitute “deferred compensation” pursuant to Internal Revenue Code Section 409A, the committee may provide that “Change in Control” for that award will have the meaning given in guidance from the Internal Revenue Service construing that term for purposes of allowable triggers for payment of deferred compensation.

		Involuntary Not - For -	Involuntary
	Non - Renewal by	Cause Termination	Termination (Change	Death or
Payments Upon Termination	Company	(non - change in control)	in Control)	Disability
Base Salary and Target Bonus
Ralph G. Gronefeld, Jr.	$1,200,000	$1,200,000 (1)	$1,600,000	$400,000
David W. Miles	$470,000	$470,000	$470,000	$235,000
Vincent F. Doran	$775,475	$620,380	$697,928	$310,190
Paul G. Dunn	$500,000	$500,000	$500,000	$250,000
Katherine W. Gilchrist	$542,828	$434,262	$434,262	$217,131

Stock Options
Ralph G. Gronefeld, Jr.	0	0	0	0
David W. Miles	0	0	$19,598 (2)	0
Vincent F. Doran	0	0	0	0
Paul G. Dunn	0	0	0	0
Katherine W. Gilchrist	0	0	0	0

Restricted Stock
Ralph G. Gronefeld, Jr.	0	0	$7,765,115	$7,765,115
David W. Miles	0	0	$199,124	$199,124
Vincent F. Doran	0	0	$488,000	$488,000
Paul G. Dunn	0	0	$325,339	$325,339
Katherine W. Gilchrist	0	0	$325,339	$325,339

Total
Ralph G. Gronefeld, Jr.	$1,200,000	$1,2000,000	$9,365,115	$8,165,115
David W. Miles	$470,000	$470,000	$688,722	$434,124
Vincent F. Doran	$775,475	$620,380	$1,185,928	$798,190
Paul G. Dunn	$500,000	$500,000	$825,339	$575,339
Katherine W. Gilchrist	$542,828	$434,262	$759,601	$542,470

(1)	Under Mr. Gronefeld’s employment agreement, if he voluntarily terminates his employment for Good Reason, as defined in his agreement discussed above, he would receive the same amounts as shown in the table for Involuntary Not-for-Cause Termination (non-change in control).

(2)	Shares are unvested and automatically vest upon the change in control.
     Under the executive officers’ employment agreements, regardless of the manner of termination of an executive officer’s employment, he or she is entitled to receive the following amounts earned during his or her employment:
•	Base salary until date of termination;

•
Earned but unpaid cash incentive compensation for the calendar year preceding termination (except termination for cause in which case no incentive compensation for the calendar year in which employment is terminated shall be paid);

•	Unused paid time off;

•	Amounts accrued and vested in the company’s 401k plan;

•	Vested stock options may be exercised within three months after termination except for termination for cause, in which case any unexercised options are forfeited; and

•	All unvested restricted stock is forfeited
Compensation of Directors
     Directors who are employees of ResCare receive no compensation for their services as directors. Prior to April 1, 2006, each of ResCare’s non-employee directors received:
•	an annual retainer of $18,000;

•	$1,500 for each board meeting he or she attends;

•	$750 for each committee meeting he or she attends;

•	an annual retainer of $3,000 as a chair of a committee;

•	an annual retainer of $36,000 for each member of the executive committee.
     On March 2, 2006, the board of directors approved a recommendation from the corporate governance and nominating committee to restructure the compensation for non-employee directors effective April 1, 2006 as follows:
•	annual cash retainer of $25,000;

•	$1,500 for each board meeting attended;

•	$750 for each committee meeting attended;

•	annual cash retainer of $3,000 for the chairs of all committees except the audit committee;

•	annual cash retainer of $12,000 for the chair of the audit committee;

•	annual grant of 2,000 shares of restricted stock on July 1 of each year with the restricted stock to vest over a three-year period beginning on the first anniversary of the grant; and

•	eliminated the executive committee.
     Mr. Gronefeld, as an employee of ResCare, receives no compensation for his service as a director. Mr. Geary’s compensation as chairman of the board and a non-employee director is governed by his agreement that is described elsewhere in this proxy statement and he receives no other compensation as a director.
     The ResCare Non-Employee Director Deferred Stock Compensation Program provides that non-

employee directors may defer their director fee payments and receive such deferred payments in the form of ResCare common share units. The program was described in the company’s Report on Form 8-K filed on January 24, 2006. Ms. Kirtley, Dr. Braddock and Mr. Hallagan have elected to defer some or all of their director compensation under the program.
     The following chart shows compensation paid or awarded to directors for the year ended December 31, 2006.
Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(3)	($)
(a)	(b)	(c)	(e)
David Braddock (1)(5)	$49,497	40,000	$89,497
William E. Brock	$37,245	40,000	$77,245
Ronald G. Geary	$475,000	-0-	$475,000
Robert Hallagan(5)	$49,497	40,000	$89,497
Olivia F. Kirtley(5)	$62,997	40,000	$102,997
Robert M. Le Blanc (2)	$66,413	-0-	$66,413
Steven S. Reed	$49,497	40,000	$89,497
E. Halsey Sandford	$65,997	40,000	$105,997
Nigel S. Wright (2) (4)	$40,081	-0-	$40,081

(1)	The fees for Dr. Braddock are paid to University Physicians, Inc., the Colorado University faculty practice plan of which Dr. Braddock is a member.

(2)	The director fees for Mr. Le Blanc, and formerly to Mr. Wright, are paid to Onex Partners Management LP. Messrs. Le Blanc and Wright declined the annual stock option grant for non-employee directors in prior years and in July 2006 they both declined the restricted stock grant based on the policies of their employer.

(3)	The fair value of restricted stock is based on the market value of the common stock on the date of grant. The stock award vests over a three-year period beginning on the first anniversary of the grant date.

(4)	Mr. Wright resigned from the board of directors on November 3, 2006.

(5)	Ms. Kirtley, Mr. Hallagan and Dr. Braddock defer some or all of their directors fees under the non-Employee Directors Stock Compensation Plan described above. The amounts deferred are $23,499 for Dr. Braddock and Mr. Hallagan and $58,247 for Ms. Kirtley. These amounts are included in column (b) of the chart.

Report of the Audit Committee
     The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and directing to ResCare’s management in the best long-term interests of ResCare and its shareholders. The audit committee serves to oversee ResCare’s accounting and financial reporting process and audits of ResCare’s financial statements on behalf of the board.
     The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules and it operates under a written charter adopted by the board. The committee reviews and assesses the adequacy of its charter annually. As more fully described in its charter, the purpose of the audit committee is to assist the board in its general oversight of ResCare’s financial statements, accounting and financial reporting principles, internal controls over financial reporting, and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal controls over financial reporting. The independent auditing firm KPMG LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with U. S. generally accepted auditing standards and for auditing the effectiveness of internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting as stipulated under Section 404 of the Sarbanes-Oxley Act.
     In fulfilling its oversight responsibilities, the audit committee reviewed each quarterly earnings release and the audited financial statements in ResCare’s Annual Report on Form 10-K for the year ended December 31, 2006 with management and with KPMG LLP. In the course of their review, the audit committee discussed with management the quality and the acceptability of significant financial reporting issues, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reviewed with KPMG LLP their judgments as to the quality, and not just the acceptability, of ResCare’s accounting principles and such other matters as are required to be discussed with the audit committee under U. S. generally accepted auditing standards. KPMG LLP also provided to the audit committee the written disclosures of all independence-related relationships as required by professional standards and other regulatory requirements and the communications required under Statement on Auditing Standards No. 61 (Communications with Audit Committee).
     The audit committee discussed with the independent auditors the overall scope and plans for their audit and pre-approved the audit services and permitted non-audit related services to be performed by them. The audit committee adopted a fee schedule for the audit, other audit related services and other anticipated services. In addition the audit committee considered any proposed services that had not been approved as part of the annual process. During 2006, there were no services performed without approval under the de minimis provisions of the Sarbanes-Oxley Act.
     The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of ResCare’s internal control over financial reporting, and the overall quality of ResCare’s financial reporting. The audit committee also meets with ResCare’s internal auditors, with and without management present, to provide guidance on the overall scope of the auditors’ activities and to review the results of their examinations. The audit committee also meets periodically with ResCare’s general counsel, chief compliance officer, chief financial officer and vice president of internal audit about significant risks and exposures and assesses actions taken to minimize such risks.
     The audit committee reviewed and discussed ResCare’s progress on compliance with Section 404 of the Sarbanes-Oxley Act, including KPMG LLP’s compliance with the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial reporting.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board directed) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The audit committee has selected KPMG LLP as ResCare’s independent auditors for the year ending December 31, 2007.

AUDIT COMMITTEE
Olivia F. Kirtley, Chair
E. Halsey Sandford
Robert E. Hallagan
William E. Brock

SELECTION OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)
     The audit committee has selected the firm of KPMG LLP as the independent auditors for ResCare to audit its consolidated financial statements for the fiscal year ending December 31, 2007. KPMG LLP has served as the independent auditors for ResCare for all fiscal years beginning with the fiscal year ending December 31, 1989 and is, therefore, familiar with the affairs and financial procedures of ResCare. A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. ResCare has historically submitted this item for ratification by shareholders. If shareholders do not approve this proposal, the audit committee will consider soliciting proposals from other firms for independent auditor services.
     The following table presents fees for professional services rendered by KPMG LLP for the audit of the company’s annual financial statements for 2006 and 2005 and fees billed for other services rendered by KPMG LLP.

	2006	2005
Audit fees	$1,176,500	$1,154,167
Audit-related fees	—	—

Audit and audit-related fees	1,176,500	1,154,167

Tax fees	—	—
All other fees	—	—

Total fees	$1,176,500	$1,154,167

     Audit fees include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our quarterly reports, reviews of private placement materials and registration statements filed with the Securities and Exchange Commission in connection with our refinancing and statutory audits. Audit fees also include fees for professional services rendered for audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
     The board of directors recommends that the shareholders vote “FOR” ratification of the selection of KPMG LLP as ResCare’s independent auditors.

OTHER MATTERS
Shareholders’ Proposals for the 2008 Annual Meeting
     Under Rule 14a-8 promulgated under the Exchange Act, ResCare shareholders may present proposals to be included in the ResCare proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to ResCare in a timely manner. Any such proposal must comply with Rule 14a-8.
     ResCare’s bylaws require shareholders who intend to propose business for consideration by shareholders at an annual meeting, other than shareholder proposals that are included in the proxy statement, to give written notice to the Secretary of ResCare not less than sixty days and not more than ninety days before the annual meeting. If shareholders receive less than seventy days notice or prior public disclosure of the date of the meeting, the Secretary of ResCare must receive notice of business to be proposed not later than the tenth day following the day on which ResCare mailed or publicly disclosed notice of the annual meeting. A shareholder must submit a matter to be raised at ResCare’s 2008 annual meeting and included in the proxy statement no later than January 19, 2008 and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on ResCare’s books and the class and number of ResCare common shares the shareholder beneficially owns.
     SEC Rule 14a-8 sets forth standards for what shareholder proposals ResCare is required to include in a proxy statement for an annual meeting.
Compliance with Section 16(a) of the Exchange Act
     Section 16(a) of the Securities Exchange Act of 1934 requires ResCare’s directors and executive officers and people who own more than 10 percent of ResCare’s common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, there were late filings by Mr. Miles and ResCare’s non-employee directors Mr. Sandford, Ms. Kirtley, Messrs. Hallagan and Reed, Dr. Braddock and Sen. Brock. The late filings were due to oversights and were primarily due to late filings for a restricted stock award from the company to Mr. Miles and to the directors and for 21 transactions for Dr. Braddock and 23 transactions for Ms. Kirtley and Mr. Hallagan for share units that accrue at each board or committee meeting pursuant to the non-employee directors deferred stock compensation program. The share units were reported on Form 5s.
Miscellaneous
     The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying proxy form intend to vote on such matters based on their best judgment.
     ResCare will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of ResCare (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and ResCare will reimburse them for their expenses.
     ResCare will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on
Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. ResCare will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge for them. Shareholders should address requests for copies of any of these materials to Nel Taylor, Chief Communications Officer, Res-Care, Inc., 10140 Linn Station Road, Louisville, Kentucky 40223.

By order of the Board of Directors

DAVID S. WASKEY
Secretary

     Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

Appendix A
EXECUTIVE COMPENSATION COMMITTEE CHARTER
I. Purposes of the Committee
The primary purposes of the Executive Compensation Committee (the “Committee”) are to discharge the responsibilities of the Board of Directors (the “Board”) relating to compensation of the Corporation’s Chief Executive Officer (the “CEO”) and other senior executives, to administer the Corporation’s employee stock option plan, to assist the Board in establishing incentive compensation and equity-based plans and to administer such plans, to review and discuss with management the Compensation Discussion and Analysis to be included in the Corporation’s annual proxy statement, and to produce an annual report on executive compensation to include in the Corporation’s proxy statement in accordance with applicable rules and regulations. The Committee also makes recommendations to the Board regarding succession planning and personal development for senior executives and similar positions as needed.
II. Committee Membership
The Committee shall consist of not less than three independent directors who shall be appointed by the Board from among its members based on recommendation from the Corporate Governance and Nominating Committee, or its successor. The actual number of members shall be determined from time to time by resolution of the Board. Each member of the Committee must satisfy such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate and specifically the independence requirement of the NASDAQ market. Each member must also qualify as a “non-employee director” under rule 16b-3 of the Securities and Exchange Commission (the “SEC”); may not be part of a compensation committee interlock within the meaning of SEC Regulation S-K; and may not be eligible to participate in any of the compensation plans they administer. Members of the Committee should be suitably knowledgeable in matters pertaining to executive compensation.
III. Committee Structure and Operations
The Chair of the Committee shall be elected by the Committee. The Committee will fix its own rules of procedure and shall meet where and when the Committee may determine.
The Committee may appoint a secretary.
In the absence of the Chair during any Committee meeting, the Committee may designate a temporary Chair.
The Committee shall act only on the affirmative vote of a majority of the members present at a meeting at which a quorum is present or by written consent of a majority of its members. A majority of the Committee members shall constitute a quorum.
The Committee may establish sub-committees consisting of one or more members to carry out such duties as the Committee may assign.

IV. Committee Activities
The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.
1.	Annually establish the criteria based on corporate goals and objectives adopted by the Board of Directors used to measure performance for the incentive compensation of the CEO and senior executive officers.

2.	Establish and oversee a thoughtful and timely process for annual evaluation by the Board of Directors of the CEO’s performance as measured against the goals and objectives established for such period of time, and review with the CEO the evaluations of the senior executive officers.

3.	Establish and modify the salary and other cash and equity compensation for the CEO and other senior executive officers by contract or otherwise based on such criteria as the Committee may establish.

4.	Periodically review succession planning and development strategies for senior level positions and executives of the Corporation.

5.	Make recommendations to the Board with respect to new or existing incentive compensation plans and equity-based plans for employees.

6.	Review and act upon proposed terms of any new plans, programs, and arrangements for the benefit of employees of the Corporation that are made available only to certain executives of the Corporation, or, as appropriate, make such recommendations to the Board with respect thereto as it may deem advisable. Administer the Corporation’s 2005 Omnibus Incentive Compensation Plan and any similar prior or future plan(s), and make the awards, determinations and interpretations and take other such action as contemplated by said plans. The Committee may delegate authority to the Chief Executive Officer of the Corporation to approve grants of awards up to a certain level as determined by the Committee.

7.	Review proposed terms of any new employee incentive program and any major amendment of an existing program for senior executive officers, and make such recommendations to the Board as it may deem advisable.

8.	Review and discuss with management the Company’s disclosures in the Compensation Discussion and Analysis and recommend to the Board its inclusion in the Corporation’s annual report on Form 10-K and proxy statement.

9.	Produce the required annual report of the Executive Compensation Committee for the Corporation’s annual report on Form 10-K and proxy statement.

10.	Take such other actions and do other such things as may be referred to it from time to time by the Board.

11.	Annually evaluate its own performance and this Charter.

12.	Report to the full Board on the Committee’s activities, including any recommended changes to the Committee’s Charter.
V. Resources and Authority of the Committee
The Committee has the authority to retain such outside advisors, including legal counsel, compensation consultant or other experts, as it deems appropriate to assist the Committee, and to approve the fees and expenses of such advisors.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
â  Please fold and detach card at perforation before mailing.   â

RES-CARE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a shareholder of RES-CARE, INC., a Kentucky corporation, hereby appoints DAVID W. MILES and MARY D. PETERS and each of them, the true and lawful attorneys and proxy holders with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of ResCare which the undersigned would be entitled to vote if personally present at the Meeting of Shareholders to be held at Res-Care, 9901 Linn Station Road, 7th Floor, Louisville, Kentucky on Friday, June 22, 2007 at 10:00 a.m. local time, and at any adjournment thereof.
The undersigned hereby revokes all proxies heretofore given and ratifies and confirms that the proxy holders appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement and a copy of ResCare’s Annual Report for the period ended December 31, 2006.

Signature	Date

Signature, if held jointly.

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

â   Please fold and detach card at perforation before mailing.   â

P

R

O

X

Y
This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.
The Board of Directors recommends a vote FOR Proposal 1 and 2.
1.	ELECTION OF DIRECTORS

CLASS III (3-year term): Ronald G. Geary David Braddock

☐	Vote FOR all nominees listed above	☐	WITHHOLD AUTHORITY
	(except as stated below)		to vote for all nominees listed above
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE LINE BELOW.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE 2007 FISCAL YEAR.

☐	FOR	☐	AGAINST	☐	ABSTAIN
DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the meeting.
This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.